 As filed with the Securities and Exchange Commission on March 18, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Second Sight Medical Products, Inc.

(Exact name of registrant as specified in its charter)

California	02-0692322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12744 San Fernando Road, Suite 400

Sylmar, California 91342

(818) 833-5000

(Address of Principal Executive Offices, including Zip Code)

_________________________________________________________________________

 Second Sight Medical Products Inc. Amended and Restated 2011 Equity Incentive Plan

Second Sight Medical Products Inc. 2015 Employee Stock Purchase Plan, as amended

(Full title of the plans)
__________________________________________________________________________

Will McGuire

Chief Executive Officer

Second Sight Medical Products, Inc.

12744 San Fernando Road, Suite 400

Sylmar, California 91342

(Name and address of agent for service)

  (818) 833-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” a non-accelerated filer, a “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act: (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company		[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. []

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	385,997 (3)	$ 2.785 (5)	$1,075,001.65	$139.54
Common Stock, no par value per share	200,000 (4)	$ 2.37 (6)	$474,000	$61.53
Total	585,997		$1,549,001.65	$201.07

(1)   Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the registrant’s receipt of consideration that results in an increase in the number of registrant’s outstanding shares of common stock.

(2) Shares after giving effect to one-for-eight reverse stock split effected on January 6, 2020.

(3) Represents additional shares issuable upon exercise of options or restricted stock units (RSUs) grants reserved pursuant to awards under the Amended and Restated 2011 Equity Incentive Plan.

(4) Represents additional shares of common stock reserved for issuance pursuant to awards under the 2015 Employee Stock Purchase Plan, as amended (ESPP).

(5) Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of $2.785 per share which represents the average of the high and low price per share of the Company’s common stock on March 17, 2020 as reported on the Nasdaq Capital Market.

(6) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, on the basis of 85% of $2.785 per share, which is the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market on March 17, 2020. Under the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) on the purchase date.

Explanatory Note

This Registration Statement on Form S-8 is being filed by Second Sight Medical Products, Inc. (the “Registrant”) to register a total of (i) 385,997 additional shares of common stock issuable under the Registrant’s Amended and Restated 2011 Equity Incentive Plan (the “Option Shares”) and (ii) 200,000 shares of common stock ( “Plan Shares”) issuable under the Registrant’s 2015 Employee Stock Purchase Plan, as amended (“ESPP”). The Option Shares and Plan Shares are in addition to the common stock previously registered for issuance on the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 18, 2015 (File No. 333-204241), August 17, 2016 (File No. 333-213184),  May 15, 2017 (File No. 333-218016) and on August 7, 2017 (File No. 333-219737)(the “Prior Registration Statements”). The amount of Plan Shares available for purchase by participating employees under the ESPP will increase automatically on January 1st of every year to lesser of (i) 1% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year, or (ii) 62,500 shares of common stock and are included for registration herein. The foregoing shares give effect to a one-for-eight reverse stock split made as of January 6, 2020.

Although the Registrant originally registered shares for sale to ESPP participants in connection with the ESPP, Registrant discovered that it inadvertently exceeded the number of shares registered. Registrant intends to make rescission offers with respect to 15,533, 13,638 and 16,297 shares sold under the ESPP on November 30, 2018, May 31, 2019 and November 30, 2019, respectively. Registrant is making the rescission offers to ensure compliance with the Securities Act and to limit any contingent liability which it may have as a result of inadvertently exceeding the number of shares registered in accordance with applicable federal registration requirements. Registrant believes that the statute of limitations period applicable to potential claims for rescission under the Securities Act is one year. Any such rescission offers may not bar claims relating to Registrant’s issuance of shares in excess of the number registered, and Registrant may continue to be contingently liable for rescission or damages in an indeterminate amount. Registrant believes that the original issuance of ESPP shares did not violate the registration requirements of any state securities laws. Rescission offers will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against Registrant with respect to any violations of securities laws. In any event, Registrant expects the rescission offers not to have a material impact on its financial condition or liquidity.

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to such instruction, the contents of the Prior Registration Statements are incorporated by reference and made part of this Registration Statement.

PART I

The Registrant is not filing or including in this Registration Statement the information called for in Part I of Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Securities and Exchange Commission (SEC) allows the Registrant to “incorporate by reference” the information the Registrant files with the SEC, which means that the Registrant can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with (rather than furnished to) the SEC will update and supersede this information. The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 20, 2019;

(2)

All other reports filed by the Registrant with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the Exchange Act) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and

(3)

The description of the Registrant’s Common Stock contained in its registration statement on Form 8-A (File No. 001-36747) filed with the SEC on November 17, 2014, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, the Registrant is not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

ITEM 8. EXHIBITS.

Exhibit No.	Description of Exhibits

5.1*	Opinion and Consent of Aaron A. Grunfeld

10.4*	Amended and Restated 2011 Equity Incentive Plan

10.17	2015 Employee Stock Purchase Plan, as amended (1)

23.1*	Consent of Gumbiner Savett Inc.

23.2*	Consent of Aaron A. Grunfeld (included in Exhibit 5.1

24.1	Power of Attorney (Included on the signature page to this registration statement)

(1)

Incorporated by reference to the registrant’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on May 1, 2017 and, as amended in definitive proxy statement on Schedule 14A filed with the SEC on April 13, 2018.

*	Included herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 18, 2020.

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:	/s/ Jonathan Will McGuire
Jonathan Will McGuire
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John T. Blake,  as such person’s true and lawful attorney-in-fact and agent, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jonathan Will McGuire	President, Chief Executive Officer and Director	March 18, 2020
Jonathan Will McGuire	(Principal Executive Officer)

/s/ John T. Blake	Chief Financial Officer	March 18, 2020
John T. Blake	(Principal Financial and Accounting Officer)

/s/ Gregg Williams	Director	March 18, 2020
Gregg Williams

/s/ William J. Link	Director	March 18, 2020
William J. Link

/s/ Aaron Mendelsohn	Director	March 18, 2020
Aaron Mendelsohn

/s/ Matthew Pfeffer	Director	March 18, 2020
Matthew Pfeffer